Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

Alta Mesa Holdings, LP Announces Closing of Private Offering of $500 Million of Senior Notes Due 2024

HOUSTON, TEXAS, December 8, 2016 – Alta Mesa Holdings, LP (“Alta Mesa” or the “Company”) and its wholly-owned subsidiary, Alta Mesa Finance Services Corp. (“Co-Issuer”), announced today the closing of its private offering to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) of $500 million in aggregate principal amount of 7.875% senior unsecured notes due 2024 (the “Notes”). The Notes will mature on December 15, 2024, unless redeemed in accordance with their terms prior to such date. The Notes are guaranteed on a senior unsecured basis by certain of Alta Mesa’s subsidiaries, and may be guaranteed by certain future subsidiaries. Interest on the Notes is payable semi-annually.

The net proceeds of the offering, after deducting initial purchasers’ discounts and estimated offering expenses, were approximately $491 million. The Company intends to use the net proceeds of the offering to fund the purchase of tendered and accepted 9.625% senior notes due 2018 (the “2018 Notes”) in the tender offer (the “Tender Offer”) that expired at 5:00 p.m., New York City time, on December 7, 2016 and the redemption of any 2018 Notes remaining after consummation of the Tender Offer, with remaining net proceeds to repay a portion of outstanding indebtedness under the Company’s senior secured revolving credit facility.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” When used in this press release, the words “could”, “should”, “will”, “play”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward looking-statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the intended use of proceeds from the offering and the redemption of 2018 Notes that remain outstanding after consummation of the Tender Offer. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. Alta Mesa cautions that these forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in Alta Mesa’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Alta Mesa undertakes no obligation to update any forward-looking statement contained in this press release, even if Alta Mesa’s expectations or any related events, conditions or circumstances change.

About Alta Mesa Holdings, LP

Alta Mesa is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa is headquartered in Houston, Texas.

FOR MORE INFORMATION CONTACT: Lance L. Weaver, (281) 943-5597, lweaver@altamesa.net